Exhibit 5.4

[LETTERHEAD OF HOLLAND & HART LLP]

August 11, 2006

Affinion Group, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Re:	Securities and Exchange Commission Form S-4 Registration Statement
(Registration No. 333-133895)

Ladies and Gentlemen:

We have acted as special counsel in the State of Wyoming (the “State”) to Trilegiant Auto Services, Inc., a Wyoming corporation (the “Guarantor”), a subsidiary of Affinion Group, Inc., a Delaware corporation (formerly known as Affinity Acquisition, Inc., the “Company”), in connection with the Company’s offer to exchange up to (a) $304,000,000 aggregate principal amount of the Company’s registered 10 1/8% Senior Notes due 2013 (the “Exchange Senior Notes”), for a like principal amount of the Company’s outstanding 10 1/8% Senior Notes due 2013 (the “Old Senior Notes”), and (b) $355,500,000 aggregate principal amount of the Company’s registered 11 1/2% Senior Subordinated Notes due 2015 (the “Exchange Senior Subordinated Notes”), for a like principal amount of the Company’s outstanding 11 1/2% Senior Subordinated Notes due 2015 (the “Old Senior Subordinated Notes” and, together with the Old Senior Notes, the “Old Notes”). The Exchange Senior Notes and the Exchange Senior Subordinated Notes are collectively referred to herein as the “Exchange Notes”. The Exchange Notes are being guaranteed (the “Guarantees”) on a senior basis, jointly and severally, by the Guarantor as well as by other subsidiaries of the Company (together with the Guarantor, the “Guarantors”). The Old Senior Notes and the Guarantees thereof were, and the Exchange Senior Notes will be, issued pursuant to an indenture dated as of October 17, 2005 among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, and the Old Senior Subordinated Notes and the Guarantees thereof were, and the Exchange Senior Subordinated Notes will be, issued pursuant to an indenture dated as of April 26, 2006 among the Company, the Guarantors and Wells Fargo Bank, National Association (both such indentures collectively herein, the “Indentures”). This opinion is rendered at the request of the Company in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the exchange offer for the Exchange Notes.

We have examined the Registration Statement and the Indentures. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth herein. We have also examined and relied on the following in connection with rendering this opinion:

(a) an Officer’s Certificate (the “Officer’s Certificate”);

(b) Certified Articles of Incorporation of the Guarantor filed on September 13, 2002 with the State Secretary of State (“Articles”) and Amended and Restated Bylaws (adopted October 17, 2005) of the Guarantor (“Bylaws”);

(c) Joint Written Action of the Board of Directors In Lieu of Meeting of Guarantor, dated October 17, 2005 and the Guarantor’s Unanimous Written Consent of the Board of Directors In Lieu of a Meeting, dated April 28, 2006; and

(d) the Secretary’s Certificates dated October 17, 2005 and May 3, 2006.

As to relevant factual matters, we have relied upon, among other things, (a) the representations and warranties of the Company and the Guarantors set forth in the Indentures and the Registration Statement, and (b) the accuracy of the representations in the certificates and other documents provided to us by the Company and the Guarantor. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons, and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion letter and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion letter, we are of the opinion that:

1. The Guarantor is a corporation, validly existing and in good standing under the laws of the State with corporate power and authority to execute and deliver the Indentures and to consummate the transactions contemplated thereby.

2. The execution, delivery and performance of each of the Indentures have been duly authorized by all necessary corporate action on the part of the Guarantor, and the Indentures have been duly executed and delivered by the Guarantor.

Our opinion in paragraph 2 above as to the Indentures being duly executed and delivered by the Guarantor is based solely on the Officer’s Certificate and our review of emailed or faxed copies of the signed Indentures that have been provided to us by the Guarantor in connection with our issuance of this opinion.

Our opinions are based on the laws of the State. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction, including that of the State. This letter is limited to the matters expressed herein and no other opinions may be implied. Specifically, no opinion is expressed herein regarding the effect of or compliance with securities laws.

The opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise or come to our attention after the date of this opinion letter, or any future changes in laws. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein or as representations of fact.

This opinion is furnished for the benefit of the addressee. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this opinion and our consent, we do not hereby admit that we are acting within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Hart LLP

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